UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 11, 2016

Enumeral Biomedical Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-55415	99-0376434
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

200 CambridgePark Drive, Suite 2000 Cambridge, Massachusetts (Address of Principal Executive Offices)	02140 (Zip Code)

(617) 945-9146

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry into a Material Definitive Agreement.

On January 11, 2016, Enumeral Biomedical Holdings, Inc. (“Enumeral”) entered into a Collaborative Research and Development Agreement (the “Agreement”) with The University of Texas M.D. Anderson Cancer Center (“MDACC”). Pursuant to the terms of the Agreement, Enumeral and MDACC will collaborate on the discovery and development of novel monoclonal antibodies against selected targets in immuno-oncology, utilizing Enumeral’s antibody discovery and immune profiling platform and MDACC’s preclinical and development expertise and infrastructure.

The collaboration contemplated by the Agreement will be conducted under the direction of a joint steering committee (the “JSC”), whose responsibilities include nominating Collaboration Targets, Collaboration Antibodies and Development Candidates (each as defined in the Agreement), and approving development plans, work plans, out-licensing plans, and regulatory filings. The JSC will be comprised initially of two representatives from Enumeral and two representatives from MDACC, and decisions by the JSC shall be unanimous. The Agreement provides for a resolution mechanism in the event that members of the JSC are unable to reach a unanimous agreement.

Under the terms of the Agreement, Enumeral and MDACC will share the costs of research and development activities necessary to take development candidates through successful completion of a Phase 1 clinical trial. The Agreement provides for a structure whereby each of Enumeral and MDACC will be granted the right to receive a percentage of the net income from product sales or any payments associated with licensing or otherwise partnering a program with a third party.

Pursuant to the terms of the Agreement, each party has the right to opt out and cease further funding of future collaboration activities with respect to a collaboration antibody at certain specified times, provided that a party which elects to opt out may continue to be responsible for certain expenses incurred prior to such election. A party that exercises its opt out right will also have its percentage of net income from product sales or payments associated with such collaboration antibody program adjusted in accordance with the terms of the Agreement.

The Agreement contemplates that, in conjunction with the research and development activities, either Enumeral or MDACC will seek to enter into licensing transactions with third parties to engage in development or commercialization activities involving the identified antibodies, subject to approval by the other party. In addition, the parties have the option of continuing collaboration efforts into advanced development and commercialization, with one party taking the lead, and both parties sharing costs equally.

Under the terms of the Agreement, Enumeral grants MDACC certain specified rights to use Enumeral Technology, and MDACC grants Enumeral certain specified rights to use MDACC Technology (each as further defined in the Agreement).

The term of the Agreement runs until the expiration of all payment obligations incurred under the Agreement, unless the Agreement is terminated earlier in accordance with terms therein.

The foregoing summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which will be filed as an exhibit to Enumeral’s Annual Report on Form 10-K. Enumeral intends to seek confidential treatment for certain portions of the Agreement.

Item 8.01     Other Events.

On January 11, 2016, Enumeral issued a press release announcing that Enumeral had entered into the Agreement described in Item 1.01 above. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01     Financial Statements and Exhibits.

(d)        Exhibits

Exhibit Number	Description
99.1	Press Release of the Company, dated January 11, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENUMERAL BIOMEDICAL HOLDINGS, INC.

Dated: January 11, 2016	By:	/s/ Kevin G. Sarney
Name: Kevin G. Sarney
Title: Vice President of Finance, Chief Accounting Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of the Company, dated January 11, 2016